Exhibit 5.1

January 14, 2004

Securities and Exchange Commission
Judiciary Plaza
450 Fifth Street, N.W.

Washington, DC  20549

Re:  Levcor International, Inc.
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Ladies and Gentlemen:

We refer to the Registration Statement on Form S-8 (the "Registration Statement") filed by Levcor International, Inc. (the "Company"), a Delaware corporation, with the Securities and Exchange Commission with respect to the registration of up to an aggregate of 200,000 shares of the Company's common stock, par value $0.01 per share (the "Shares"), for issuance under Carlyle Industries, Inc.'s 1994 Incentive Program (the "Plan"). The Company acquired Carlyle Industries, Inc. pursuant to a Merger Agreement dated May 24, 2002, filed with the Securities and Exchange Commission on November 26, 2002; the merger was consummated on January 6, 2003.

We have made such examination as we have deemed necessary for the purpose of this opinion. Based upon such examination, it is our opinion that the Shares have been duly authorized and, upon issuance and payment therefore in accordance with the terms of the Plan and the stock option agreements or certificates issued thereunder, will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to said Registration Statement.


Very truly yours,


KATTEN MUCHIN ZAVIS ROSENMAN

By: /s/ ERIC M. LERNER
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    A Partner